UNDERWRITING AGREEMENT

UNDERWRITING AGREEMENT made this 26th day of April, 2001, as amended and restated this 17th day of August, 2007, by and between EquiTrust Life Insurance Company (“ETLIC”), an Iowa corporation, on its own behalf and on behalf of EquiTrust Life Variable Accounts I and II and EquiTrust Life Annuity Accounts I and II (“Accounts”), and EquiTrust Marketing Services, LLC (“EquiTrust Marketing”), a Delaware limited liability company.

WITNESSETH

WHEREAS, ETLIC has established and maintains the Accounts, segregated investment accounts, pursuant to the laws of the State of Iowa for the purpose of selling flexible premium variable universal life policies and flexible premium last survivor variable universal life policies (the “Policies”) and individual flexible premium deferred variable annuity contracts (the “Contracts”), which are registered under the Securities Act of 1933, as amended (the “1933 Act”); and

WHEREAS, the Accounts are registered as unit investment trusts under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, EquiTrust Marketing is registered as a broker-dealer with the SEC under the Securities Exchange Act of 1934, as amended (the “1934 Act”), and is a member in good standing of the National Association of Securities Dealers, Inc. (the “NASD”); and

WHEREAS, the parties desire to have EquiTrust Marketing act as principal underwriter for the Accounts and assume such supervisory responsibility as is required by federal and state securities law and applicable requirements of the NASD for the securities activities of any “person associated” (as that term is defined in Section 3(a)(18) of the 1934 Act) with EquiTrust Marketing, including ETLIC personnel, and engaged directly or indirectly in ETLIC’s variable life and annuity operations (the “associated persons”); and

WHEREAS, ETLIC and the Accounts desire to have the Policies and Contracts sold and distributed through EquiTrust Marketing, and EquiTrust Marketing is willing to market and distribute such Policies and Contracts on a non-exclusive basis, under the terms stated herein.

NOW THEREFORE, the parties hereto agree as follows:

1.	DISTRIBUTOR AND PRINCIPAL UNDERWRITER

ETLIC grants to EquiTrust Marketing the right to be, and EquiTrust Marketing agrees to serve as, distributor and principal underwriter of the Policies and Contracts during the term of this Agreement. EquiTrust Marketing agrees to use its best efforts to solicit applications for the Policies and Contracts, and to undertake to provide sales services relative to the Policies and

Contracts and otherwise to perform all duties and functions which are necessary and proper for the distribution of the Policies and Contracts.

2.	PREMIUM PAYMENTS

All premium payments or other monies payable for the Policies and Contracts shall be paid or remitted in full by or on behalf of Policy and Contract owners directly to ETLIC or its designated servicing agent together with such applications, forms and other documentation as may be required by ETLIC. Checks or money orders in payment of premiums or other monies payable shall be drawn to the order of “EquiTrust Life Insurance Company.” ETLIC will retain all such payments except to the extent such payments are allocated to the Accounts.

3.	SALES IN ACCORDANCE WITH CURRENT PROSPECTUS

EquiTrust Marketing agrees to offer the Policies and Contracts for sale in accordance with the current prospectuses therefor. EquiTrust Marketing is not authorized to give any information or to make any representations concerning the Policies and Contracts other than those contained in the current prospectuses therefor filed with the SEC or in such sales literature as may be developed and authorized by ETLIC.

4.	PROSPECTUSES AND PROMOTIONAL MATERIALS

On behalf of the Accounts, ETLIC shall furnish EquiTrust Marketing with copies of all prospectuses, financial statements, and other documents which EquiTrust Marketing reasonably requests for use in connection with the distribution of the Policies and Contracts. ETLIC shall have responsibility for preparing, filing and printing all required prospectuses and/or registration statements in connection with the Policies and Contracts and the payment of all related expenses. EquiTrust Marketing and ETLIC shall cooperate fully in the design, draft, and review of sales promotion materials and the preparation of individual sales proposals related to the sale of the Policies and Contracts. EquiTrust Marketing shall not use any such materials not provided or approved by ETLIC.

5.	COMPLIANCE WITH APPLICABLE LAWS

EquiTrust Marketing represents that it is duly registered as a broker-dealer under the 1934 Act and is a member in good standing of the NASD and, to the extent necessary to offer the Policies and Contracts, shall be duly registered or otherwise qualified under the securities laws of any state or other jurisdiction. EquiTrust Marketing shall be responsible for carrying out its sales and underwriting obligation hereunder in continued compliance with the NASD Conduct Rules and federal and state securities laws and regulations. Without limiting the generality of the foregoing, EquiTrust Marketing agrees that it shall be fully responsible for:

(a)	ensuring that no person shall offer or sell the Policies and Contracts on its behalf until such person is duly registered as a representative of EquiTrust Marketing, duly licensed and appointed by ETLIC under applicable state insurance law, and appropriately licensed, registered or otherwise qualified to offer and sell such Policies and Contracts under the federal securities laws and any applicable securities laws of each state or other jurisdiction in which such Policies and Contracts may be lawfully sold, in which ETLIC is licensed to sell the Policies and Contracts and in which such persons shall offer or sell the Policies and Contracts; and

(b)	training, supervision, and control of all such persons for purposes of complying on a continuous basis with the NASD Conduct Rules and with federal and state securities laws requirements applicable in connection with the offering and sale of the Policies and Contracts. In this connection EquiTrust Marketing shall:

(i)	conduct such training (including the preparation and utilization of training materials) as in the opinion of EquiTrust Marketing is necessary to accomplish the purposes of this Agreement;

(ii)	establish and implement reasonable written procedures for supervision of sales practices of associated persons or brokers selling the Policies and Contracts;

(iii)	establish branch offices and offices of supervisory jurisdiction, as necessary or appropriate; and

(iv)	take reasonable steps to ensure that the various sales representatives associated with it shall not make recommendations to an applicant to purchase a Policy or Contract in the absence of reasonable grounds to believe that the purchase of the Policy or Contract is suitable for such applicant. While not limited to the following, a determination of suitability shall be based on information furnished to a sales representative after reasonable inquiry of such applicant concerning the applicant’s insurance and investment objectives, financial situation and needs, and the likelihood of whether the applicant will persist with the Policy or Contract for such a period of time that ETLIC’s acquisition costs are amortized over a reasonable period of time.

6.	SALES AGREEMENTS

EquiTrust Marketing is hereby authorized to enter into separate written agreements, on such terms and conditions as EquiTrust Marketing may determine not inconsistent with this Agreement, with broker-dealers which agree to participate in the distribution of the Policies and Contracts and to use their best efforts to solicit applications for the Policies and Contracts. All such sales agreements shall provide that each independent broker-dealer will assume full responsibility for the continued compliance by itself and its representatives with applicable NASD Conduct Rules and federal and state securities laws. Such broker-dealers and their agents or representatives soliciting applications for the Policies and Contracts shall be duly and appropriately licensed, registered or otherwise qualified for the sale of such Policies and Contracts under the NASD rules and federal securities laws, the state insurance laws and any applicable state securities laws of each state or other jurisdiction in which such Policies and Contracts may be lawfully sold and in which ETLIC is licensed to sell the Policies and Contracts.

Each such organization shall be both registered as a broker-dealer under the 1934 Act and a member in good standing of the NASD.

Applications for the Policies and Contracts solicited by such organizations through their representatives shall be forwarded to ETLIC. All payments for the Policies and Contracts shall be made by check payable to “EquiTrust Life Insurance Company” and remitted promptly by such organizations to ETLIC as agent for EquiTrust Marketing. All broker-dealers who agree to participate in the distribution of the Policies and Contracts shall act as independent contractors and nothing herein contained shall constitute such broker-dealers or their agents or employees as employees of ETLIC in connection with the sale of the Policies and Contracts.

7.	INSURANCE LICENSES

Designated persons associated with EquiTrust Marketing, or with other independent broker-dealers who have entered into agreements with EquiTrust Marketing for the sales of the Policies and Contracts, who maintain the proper insurance licenses in the appropriate states or jurisdictions shall be appointed with ETLIC, provided that ETLIC reserves the right to refuse to appoint any proposed registered representatives as an agent or broker, and to terminate an agent or broker once appointed.

8.	MAINTENANCE OF BOOKS, RECORDS AND ACCOUNTS

ETLIC and EquiTrust Marketing shall cause to be maintained and preserved, for the periods prescribed, such accounts, books and other documents as are required of them by the 1940 Act, the 1934 Act and any other applicable laws and regulations. The books, accounts and records of ETLIC, the Accounts, and EquiTrust Marketing as to all transactions hereunder shall be maintained so as to disclose clearly and accurately the nature and details of the transactions.

As agent for and on behalf of EquiTrust Marketing, ETLIC shall maintain such books and records of EquiTrust Marketing pertaining to the sale of the Policies and Contracts and required by the 1934 Act as may be mutually agreed upon from time to time by ETLIC and EquiTrust Marketing; provided that such books and records shall be the property of EquiTrust Marketing and shall at all times be subject to such reasonable periodic, special or other examination by the SEC and all other regulatory bodies having jurisdiction. In addition, ETLIC will maintain records of all sales commissions paid to associated persons of EquiTrust Marketing in connection with the sale of the Policies and Contracts. ETLIC, as agent for EquiTrust Marketing, shall be responsible for sending all required confirmations on customer transactions in compliance with applicable regulations, as modified by an exemption or other relief obtained by ETLIC and EquiTrust Marketing.

EquiTrust Marketing shall have the responsibility for maintaining the records of associated persons of EquiTrust Marketing who are licensed, registered, and otherwise qualified to sell the Policies and Contracts, and for furnishing periodic reports thereto to ETLIC. EquiTrust

Marketing shall cause ETLIC to be furnished with such other reports as ETLIC may reasonably request for the purpose of meeting its reporting and recordkeeping requirements under the insurance laws of the State of Iowa and any other applicable states or jurisdictions.

9.	COSTS AND EXPENSES BORNE BY EQUITRUST MARKETING

EquiTrust Marketing shall bear the costs and expenses of: (a) services, materials, and supplies required to be supplied by EquiTrust Marketing pursuant to the terms of this Agreement and (b) training and supervision of associated persons.

10.	COMPENSATION FOR EQUITRUST MARKETING’S SERVICES

As compensation for EquiTrust Marketing’s assumption of the costs and expenses set forth in Section 9 hereof, the sales and services rendered by EquiTrust Marketing and the associated persons of EquiTrust Marketing, and the continuing obligations herein, ETLIC shall pay: (a) all commissions or other fees or amounts which are due or otherwise payable to associated persons of EquiTrust Marketing in accordance with the compensation schedules attached to the associated persons agreements for the sale of the Policies and Contracts as may be revised from time to time by EquiTrust Marketing and in accordance with the election form of associated persons, if applicable; (b) an overwrite commission (equal to five-percent of commissions, service fees and manager overwrites) to EquiTrust Marketing for the sale of Policies and Contracts by associated persons of EquiTrust Marketing; and (c) such compensation as is due under dealer sales agreements that EquiTrust Marketing and ETLIC enter into with other broker-dealers pursuant to Section 6 hereof.

11.	PAYMENT ARRANGEMENT

In accordance with the terms of the Letter of Instruction dated the same date as this Agreement and attached hereto as Exhibit A, as it may be amended from time to time hereafter, from EquiTrust Marketing to ETLIC, ETLIC will forward commissions payable to designated associated persons of EquiTrust Marketing as paying agent on behalf of EquiTrust Marketing and will maintain the books and records reflecting such payments in accordance with the requirements of the 1934 Act on behalf of EquiTrust Marketing. ETLIC acknowledges and agrees that its services in this regard are purely ministerial and clerical in nature and shall not interfere with the control and supervision exercised by EquiTrust Marketing over its associated persons with regard to the Policies and Contracts. ETLIC further acknowledges and agrees that EquiTrust Marketing shall not be liable to any party for commissions payable hereunder. ETLIC may delegate its responsibility to pay compensation or commissions pursuant to this Section 11 to any other insurer affiliated with ETLIC, in its discretion, provided such insurer agrees to comply with the provisions hereof applicable to the payment of such compensation or commissions. ETLIC shall have no right to compensation for the performance of any activities pursuant to this Section 11. Associated persons of EquiTrust Marketing shall have no interest in this Agreement or right to any compensation to be paid by or on behalf of EquiTrust Marketing hereunder prior to their receipt thereof.

12.	ANTI-MONEY LAUNDERING POLICIES AND PROCEDURES

Each party represents and warrants to the other that it is a financial institution subject to Title III of the USA Patriot Act. Each party represents that it (a) has established policies and procedures designed to prevent and detect money laundering, as required by the USA Patriot Act and the rules and regulations adopted thereunder; (b) identifies and will continue to identify contract holders, policyholders and/or customers for whom it acts and the sources of funds for such persons for whom it acts, and maintains all documentation necessary to identify those persons and the sources of their funds; and (c) does not believe, and has no reason to believe, that any such persons for whom it acts are engaged in money laundering activities or are associated with any terrorist or other individuals, entities or organizations sanctioned by the United States. Each party agrees to provide federal authorities with such information and records as they may request relating to anti-money laundering, and each consents to the inspection of its records and review of its anti-money laundering program by federal authorities.

13.	PRIVACY REGULATIONS

Each party acknowledges and agrees that it is subject to the privacy regulations promulgated under Title V of the Gramm-Leach-Bliley Act with respect to privacy, use and protection of nonpublic personal information of customers (“Customer Information”). Each party agrees that with respect to this Agreement and the services to be provided hereunder that (a) it will not disclose or use any Customer Information except to the extent necessary to carry out its obligations under this Agreement and for no other purpose; (b) it shall not disclose Customer Information to any third-party, including, without limitation, its third-party service providers except to the extent necessary to carry out its obligations hereunder and then only with a written agreement with such third-party service provider that likewise prohibits the third-party service provider from using or disclosing Customer Information except to carry out the obligation to service the customer’s transactions; (c) it shall maintain and require third-party service providers to maintain effective security measures to protect Customer Information from unauthorized disclosure or use; (d) it shall provide the other party with information regarding its security measures upon the other party’s reasonable request and promptly provide the other party with information regarding any failure of such security measures or other security breach related to Customer Information. For purposes of this Agreement, Customer Information includes but is not limited to: an individual’s name, address, e-mail address, telephone number and/or social security number, the fact that an individual has a relationship with any other party or an individual’s financial information.

14.	INDEMNIFICATION

(a)

Subject to the conditions set forth below, ETLIC agrees to indemnify and hold harmless EquiTrust Marketing and its officers and employees (collectively, “EquiTrust Marketing Indemnified Persons”) against any and all loss, liability, claim, damage and expense whatsoever, jointly and severally, or otherwise (including, but not limited to, any and all expenses whatsoever reasonably incurred in investigating, preparing or defending against any litigation, commenced or threatened, or any claim whatsoever), arising out of or based upon (i) any untrue statements of the Contracts and Policies, prospectuses, or any amendment or supplement thereof, or any advertisement or sales literature authorized by ETLIC, or the omission or alleged omission therefrom of a material fact required to be stated therein or necessary to make the statements therein not misleading, unless such statements or omission was made in reliance upon and in conformity with written information with respect to EquiTrust Marketing furnished to ETLIC by or on behalf of EquiTrust Marketing expressly for use in the registration statement, prospectus or any amendment or supplement thereof or any advertisement or sales literature, (ii) any action taken or omitted by ETLIC, or any of its officers, agents or employees in performing their responsibilities under this Agreement, or (iii) any negligence, bad faith, recklessness or willful misconduct of ETLIC or its officers, employees or agents in performing their respective duties or actions for or upon behalf of ETLIC under this Agreement. If any action is brought against the EquiTrust Marketing Indemnified Persons or in respect of which indemnity may be sought against ETLIC pursuant to the foregoing, EquiTrust Marketing shall promptly notify ETLIC in writing of the institution of such action and ETLIC shall assume the defense of such action, including the employment of counsel selected by ETLIC and payment of expenses. EquiTrust Marketing, or any EquiTrust Marketing Indemnified Person, shall have the right to employ separate counsel in any such case, but the fees and expenses of such counsel shall be at the expense of EquiTrust Marketing or such EquiTrust Marketing Indemnified Person unless the employment of such counsel shall have been authorized in writing by ETLIC in connection with the defense of such action or ETLIC shall not have employed counsel to have charge of the defense of such action, in which event such fees and expense shall be borne by ETLIC. Anything in this subparagraph to the contrary notwithstanding, ETLIC shall not be liable for any settlement or any such claim or action effected without its written consent.

(b)	EquiTrust Marketing agrees to indemnify and hold harmless ETLIC and its officers and employees (“ETLIC Indemnified Persons”), with respect to (i) statements or omissions, if any, made in the registration statements of the Contract and Policies, prospectuses, or an amendment or supplement thereof or any advertisement or sales literature in reliance upon and in conformity with information with respect to EquiTrust Marketing furnished in writing to ETLIC by or on behalf of EquiTrust Marketing expressly for use in the registration statements, prospectuses or any amendment or supplement thereof or any advertisement or sales literature; (ii) any action taken or omitted by EquiTrust Marketing or any of its officers, agents or employees in performing their responsibilities under this Agreements, or (iii) any negligence, bad faith, recklessness or willful misconduct of EquiTrust Marketing or its officers, agents or employees in performing their respective duties or acting on behalf of EquiTrust Marketing under this agreement. In case any action shall be brought against ETLIC or any ETLIC Indemnified Person in respect of which indemnity may be sought against EquiTrust Marketing, EquiTrust Marketing shall have the rights and duties given to ETLIC, and ETLIC and each other person so indemnified shall have the rights and duties given to EquiTrust Marketing by the provisions of subparagraph (a) above.

15.	INVESTIGATIONS AND PROCEEDINGS

EquiTrust Marketing and ETLIC agree to cooperate fully in any insurance regulatory investigation or proceeding or judicial proceeding arising in connection with the Policies and Contracts distributed under this Agreement. EquiTrust Marketing and ETLIC further agree to cooperate fully in any securities regulatory inspection, inquiry, investigation or proceeding or any judicial proceeding with respect to ETLIC, EquiTrust Marketing, their affiliates, or any associated persons to the extent that such inspection, inquiry, investigation or proceeding is in connection with the Policies and Contracts distributed under this Agreement. Without limiting the foregoing:

(a)	EquiTrust Marketing will be notified promptly of any customer complaint or notice of any regulatory inspection, inquiry, investigation or proceeding or judicial proceeding received by ETLIC with respect to EquiTrust Marketing or any associated person or which may affect ETLIC’s issuance of any Policy or Contract marketed under this Agreement; and

(b)	EquiTrust Marketing will promptly notify ETLIC of any customer complaint or notice of any regulatory inspection, inquiry, investigation or proceeding received by EquiTrust Marketing or its affiliates with respect to EquiTrust Marketing or any associated person in connection with any Policy or Contract distributed under this Agreement or any activity in connection with any such Policy or Contract. In the case of a customer complaint, EquiTrust Marketing and ETLIC will cooperate in investigating such complaint and arrive at a mutually satisfactory response.

16.	TERMINATION

This Agreement may be terminated by either party hereto upon 60 days’ written notice to the other party without the payment of any penalty. This Agreement may be terminated upon written notice of one party to the other party hereto in the event of bankruptcy or insolvency of such party to which notice is given. This Agreement may be terminated at any time upon the mutual written consent of the parties hereto. This Agreement shall terminate automatically if it shall be assigned.

Upon termination of this Agreement, all authorizations, rights and obligations hereunder shall cease except (a) the obligation to settle accounts hereunder, including commissions on premiums subsequently received for Policies and Contracts in effect at the time of termination or issued pursuant to applications received by ETLIC prior to termination, and (b) the agreements contained in 14 hereof.

17.	EXCLUSIVITY

The services of EquiTrust Marketing hereunder are not to be deemed exclusive and EquiTrust Marketing shall be free to render similar services to others so long as its services hereunder are not impaired or interfered with hereby.

18.	REGULATION

This Agreement shall be subject to the provisions of the 1940 Act and the 1934 Act and the rules, regulations, and rulings thereunder and the rules of the NASD, from time to time in effect, including such exemptions from the 1940 Act as the SEC may grant and the terms hereof shall be interpreted and construed in accordance therewith.

EquiTrust Marketing shall submit to all regulatory and administrative bodies having jurisdiction over the operations of ETLIC or the Accounts, present or future, and will provide any information, reports or other material which any such body by reason of this Agreement may request or require pursuant to applicable laws or regulations. Without limiting the generality of the foregoing, EquiTrust Marketing shall furnish the Iowa Department of Insurance with any information or reports which the Department may request in order to ascertain whether the variable life operations of ETLIC are being conducted in a manner consistent with the Department’s variable life insurance regulations and any other applicable law or regulations.

19.	SEVERABILITY

If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of the Agreement shall not be affected thereby.

20.	APPLICABLE LAW

This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Iowa.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the day and year first above written.

EQUITRUST LIFE INSURANCE COMPANY

/s/ John M. Paule
John M. Paule, Executive Vice President

EQUITRUST MARKETING SERVICES, LLC

/s/ Dennis M. Marker
Dennis M. Marker, Vice President—Investment Administration

EXHIBIT A

August 17, 2007

EquiTrust Life Insurance Company

5400 University Avenue

West Des Moines, IA 50266

To Whom it May Concern:

With reference to the agreement (the “Agreement”) between you and the undersigned regarding the payment of commissions for securities transactions to our associated persons (“Reps”), you are hereby directed to follow these instructions:

•

You shall pay commissions to Reps for the sale of securities effected on behalf of EquiTrust Marketing in accordance with the compensation schedules currently in effect. In addition, you shall pay commissions on an annualized basis as directed by a Rep’s election form, if applicable. You shall be responsible for any losses incurred as the result of commissions being paid in advance on premiums which were not received and retained by ETLIC.

•

You will be furnished information regarding compensation payable to each Rep for each processing period through the company’s internal life policy service system, which information may include instructions with regard to the payment of advances on commissions payable as well as instructions with regard to annualized payment, if applicable.

•

You will pay gross commissions to EquiTrust Marketing and these amounts will be recorded on EquiTrust Marketing’s accounting records via book entry. Commissions earned will be paid to each Rep and any excess commissions retained by EquiTrust Marketing.

•	Payments made to Reps may be aggregated with other compensation payable for other products and services for which you act as payor.

•	You must furnish a statement to each Rep detailing the compensation paid on behalf of EquiTrust Marketing and indicating that such portion is paid on behalf of EquiTrust Marketing.

•

You may make deductions from commissions that have been authorized by EquiTrust Marketing or by the Rep and are authorized to make any deductions from compensation payable to a Rep, such as wage garnishments ordered by a court of competent jurisdiction against such Rep.

•

You will reimburse to EquiTrust Marketing any commissions previously paid to a Rep as an advance on commissions payable if premiums are not received or if that Rep terminates his contract with you and EquiTrust Marketing.

•	You will furnish us on a monthly basis with a report concerning compensation paid by you during the month pursuant to the Agreement.

/s/ David A. Sebastian
David A. Sebastian President EquiTrust Marketing Services, LLC